Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
RealNetworks, Inc.:
We consent to the incorporation by reference in the registration statements (No. 333‑114088) on Form S-3 and (Nos. 333-63333, 333-128444, 333-42579, 333-147279, 333-172871, and 333-199898) on Form S-8 of RealNetworks, Inc. of our reports dated March 8, 2019, with respect to the consolidated balance sheets of RealNetworks, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of RealNetworks, Inc.
Our report on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers due to the adoption of Accounting Standards Codification Topic 606 - Revenue from Contracts with Customers.

(signed) KPMG LLP
Seattle, Washington
March 8, 2019